Exhibit 99(a)

FOR RELEASE: Nov. 24, 2008	MEDIA CONTACT: Lindsey Williams — 248.813.2528 INVESTOR CONTACT: Al VanDenBergh — 248.813.3342
DELPHI TO SEEK CONTINUATION OF HEARINGS ON GM
AGREEMENTS AND DIP ACCOMMODATION AGREEMENTS
     Troy, Mich. — Delphi Corp. (PINKSHEETS: DPHIQ) today announced that it asked the U.S. Bankruptcy Court for the Southern District of New York at today’s monthly omnibus hearing to defer completing the hearings on Delphi’s GM Arrangement Second Amendment Agreement Approval Motion and Debtor-In Possession (DIP) Accommodation Motion until Dec. 1, 2008, pending further discussions among Delphi, GM and the Administrative Agent for the DIP Lenders.
     Delphi filed both motions with the Bankruptcy Court on Nov. 7, 2008. The DIP Accommodation Motion seeks authority to continue use of the proceeds from its DIP Credit Facility through June 30, 2009 pursuant to an accommodation agreement to be entered into between Delphi and certain lenders that constitute the majority of holders by amount of Delphi’s two most senior tranches of its DIP Credit Facility (the “Required Lenders”). When filed, the agreement reflected the support of the administrative agent and the anticipated support of the Required Lenders for Delphi’s transformation efforts, despite the current economic downturn and the unprecedented turmoil in the capital markets. The company made various changes to the Accommodation Agreement since the Nov. 7 filing in order to obtain support from as many DIP lenders as practicable and has received signature pages from more than the Required Lenders needed to implement the agreement.
     The GM Arrangement Second Amendment Agreement Approval Motion provides the company with access to up to $600 million in additional liquidity through June, 2009 through a combination of $300 million in additional payments from GM that are subordinated to the DIP lenders and the temporary acceleration of $300 million in payments from GM during March, April and May of 2009. The company said that while the original form of Accommodation Agreement was acceptable to GM, GM has asked, and Delphi has agreed, to reconsider certain of the subsequent amendments agreed to between Delphi and the Required Lenders subsequent to the Nov. 7 filing. Delphi intends to engage in discussions with GM and certain of Delphi’s DIP lenders in an attempt to identify acceptable changes to the documents presented to the Bankruptcy Court. While there can be no assurance that acceptable changes will be agreed among the parties, the company expects such discussions to be completed before the continued hearing on Dec. 1, 2008.

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ABOUT DELPHI’S CHAPTER 11 CASE
     Delphi’s Chapter 11 cases were filed on Oct. 8, 2005, in the United States Bankruptcy Court for the Southern District of New York and were assigned to the Honorable Robert D. Drain under lead case number 05-44481 (RDD).
     More information on Delphi’s U.S. restructuring and access to court documents is available at www.delphidocket.com.
     Information on the case can also be obtained on the Bankruptcy Court’s website with Pacer registration: http://www.nysb.uscourts.gov. For more information about Delphi and its operating subsidiaries, visit Delphi’s website at www.delphi.com.
FORWARD-LOOKING STATEMENTS
This press release as well as other statements made by Delphi may contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession financing facility, its advance agreement with GM, to obtain an extension of term or other amendments as necessary to maintain access to such facility and advance agreement, including the contemplated accommodation agreement, extension of the advance agreement with GM, and partial temporary accelerated payment agreement; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to achieve all of the conditions to the effectiveness of those portions of the Amended and Restated Global Settlement Agreement and Amended and Restated Master Restructuring Agreement with GM which are contingent on Delphi’s emergence from chapter 11; the ability of the Company to obtain Court approval to modify its amended plan of reorganization which was confirmed by the Court on January 25, 2008 as set forth in its filing on October 3, 2008 and to confirm such modified plan or any subsequent modifications to the confirmed plan or any other subsequently confirmed plan of reorganization and to consummate such plan; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan as described in the proposed modifications to its plan of reorganization as filed with the Court and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers and the ability of the Company to attract and retain customers. Additional factors that could affect future results are identified in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC, including the risk factors in Part I. Item 1A. Risk Factors, contained therein, and the Company’s quarterly periodic reports for the subsequent periods, including the risk factors in Part II. Item 1A. Risk Factors, contained therein, filed with the SEC. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities.
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